Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Company LLC

NISSAN MOTOR ACCEPTANCE COMPANY LLC

OFFICER’S CERTIFICATE

The undersigned, Kevin J. Cullum, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE COMPANY LLC, a Delaware limited liability company (the “Company”), does hereby certify, in his capacity as such officer, as follows:

(1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period January 24, 2024 through March 31, 2024 (the “Reporting Period”), and of its performance pursuant to the Amended and Restated Servicing Agreement, dated as of April 1, 2021, as amended and as supplemented by the 2024-A Series Servicing Supplement, dated as of January 24, 2024 (as amended and supplemented, the “Agreement”), by and among Nissan-Infiniti LT LLC, as titling company, NILT LLC, as member and the Company, as servicer, to be conducted under his supervision; and

(2) To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 28th day of June, 2024.

/s/ Kevin J. Cullum
Kevin J. Cullum
President and Chief Executive Officer